UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 30, 2007

Encysive Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-20117	13-3532643
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4848 Loop Central Drive, Suite 700, Houston, Texas		77081
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-796-8822

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Encysive Pharmaceuticals Inc. (the "Company") today announced that Health Canada’s Therapeutic Products Directorate has approved THELIN™ (sitaxsentan sodium) 100 mg tablets.

THELIN is indicated for the treatment of primary pulmonary arterial hypertension ("PAH") and pulmonary hypertension secondary to connective tissue disease, in patients with World Health Organization ("WHO") functional class III who have not responded to conventional therapy. THELIN is also indicated in patients with WHO functional class II who did not respond to conventional therapy and for whom no appropriate alternative can be identified.

THELIN is the first selective endothelin A receptor antagonist ("ETRA") available, and the only once-daily oral treatment approved for PAH.

THELIN’s approval is based on the largest database of patients with PAH ever assembled in an original Canadian New Drug Submission, with more than 1,000 PAH patients receiving THELIN. Encysive received European Union marketing authorization for THELIN in August 2006, marketing approval from the Australian Therapeutic Goods Administration in March 2007 and the drug is currently under evaluation by the Food and Drug Administration ("FDA") in the United States.

THELIN™ (SITAXSENTAN SODIUM) CANADIAN MARKETING AUTHORIZATION HIGHLIGHTS

The Canadian market authorization was based on submitted data from quality (chemistry and manufacturing) studies, as well as data from non-clinical and clinical studies. Two randomized, double-blind, multi-centre, placebo-controlled studies (n=425) were conducted to demonstrate efficacy and safety. Compared to placebo, treatment with THELIN resulted in a significant increase in exercise capacity. The placebo-corrected increases in six-minute walk distance compared to baseline were 35 meters and 31 meters for the two pivotal studies. Compared to placebo-treatment, THELIN demonstrated improvements to the cardiac index, pulmonary vascular resistance, and systemic vascular resistance after 12 weeks of treatment. Compared to placebo-treatment, THELIN improved functional class. A significant reduction in the rate of clinical worsening was also reported in patients treated with THELIN.

In the STRIDE program, THELIN 100 mg was shown to significantly improve exercise capacity, as measured by improvement in six-minute walk distance, including in patients with connective tissue disease. THELIN was also shown to reduce patients’ PAH symptoms (improvement in WHO/NYHA functional class) and improve PAH hemodynamic status. Survival of patients was 96% at one year in the overall patient population and 98% in patients with PAH secondary to connective tissue disease.

IMPORTANT SAFETY INFORMATION

Like other ETRAs, THELIN is teratogenic, and pregnancy must be excluded before the start of treatment and prevented thereafter by the use of a reliable method. Monthly pregnancy tests during treatment with THELIN are recommended. THELIN has a potential for liver toxicity. Testing of liver enzymes is required prior to the initiation of THELIN and monthly thereafter. In placebo-controlled clinical trials, the most commonly reported adverse events with THELIN treatment were headache, peripheral edema, nasal congestion, nausea, constipation, epistaxis, insomnia, prothrombin time prolonged and international normalized ratio ("INR") increase. Because THELIN inhibits the metabolism of warfarin, a dose adjustment is needed when co-administered with THELIN. THELIN is contraindicated in patients receiving cyclosporine A, patients with mild to severe hepatic impairment (Child-Pugh Class A-C), patients with elevated liver aminotransferases prior to starting treatment (elevation in liver enzymes to levels >3 times the upper limit of normal), lactating patients, or patients with hypersensitivity to the active substance or any excipients.

This current report on Form 8-K contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are market acceptance of THELIN™ in Canada and the actual rate of acceptance; the speed with which pricing and reimbursement approval and product launch may be achieved in Canada; competitive product developments in the PAH disease market in Canada that may affect THELIN™; our ability to protect our patents and other intellectual property for THELIN™, as well as more specific risks, trends and uncertainties facing Encysive such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks, trends and uncertainties, any or all of these forward looking statements may prove to be incorrect. Therefore you should not rely on any such forward looking statements. Furthermore, the Company undertakes no duty to update or revise these forward-looking statements. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encysive Pharmaceuticals Inc.

May 31, 2007	By:	/s/ Gordon H. Busenbark

Name: Gordon H. Busenbark
Title: Chief Financial Officer